Exhibit 99.1

LEAPFROG PROVIDES PRELIMINARY FULL YEAR 2010 FINANCIAL RESULTS

Net Sales Expected to Increase 13-14% Compared to 2009

First Year of Profitability in Five Years

EMERYVILLE, California—January 12, 2011—LeapFrog Enterprises, Inc. (NYSE:LF) today provided preliminary, unaudited financial results for the year ended December 31, 2010.

LeapFrog expects to report an increase in net sales of 13-14% compared to 2009, which represents the Company’s highest net sales growth rate in seven years and is believed to be substantially higher than the toy industry’s overall growth rate. The preliminary results indicate that net sales growth was 12% in the U.S. and 20% internationally.

Retail point-of-sale, or POS, dollars1 were up 7% in the U.S. for the year, which compares to 6% POS growth in the first nine months of the year, and the 5% growth generated in 2009.

Net income per share is expected to be between $0.03 and $0.06, an improvement of $0.07 to $0.10 compared to 2009. Excluding the $8 million, or $0.12 per share, tax benefits realized in 2009, the year-over-year net income per share improvement would be $0.19 to $0.22.

“Solid top-line growth coupled with our disciplined cost management enabled a return to profitability in 2010,” said Bill Chiasson, Chief Executive Officer. “Strong demand for Leapster Explorer, our leading-edge handheld gaming system, fueled growth in the mobile learning business. Our interactive reading business exhibited continued growth at retail, and Scout is now firmly established as a strong character franchise in our learning toy line. Additionally, the Learning Path ecosystem is expected to have over 6 million connected consumers by the end of January, compared to 3 million a year ago.”

“While we are encouraged by our return to profitability, our full year results are below our previously announced outlook. After a solid start to the holiday season, demand softened late in the quarter relative to our expectations. While sales of interactive reading products continued to grow at retail, the growth was less than we had forecasted and contributed to lower earnings growth than expected,” continued Mr. Chiasson.

“We enter 2011 with momentum. We have a strong product portfolio, innovative product pipeline, and opportunities to expand our business internationally, all of which will drive improved performance. Additionally, we are taking steps to further reduce our cost structure and improve the profitability of our business,” continued Mr. Chiasson.

[1]	Please see Retail Point-of-Sale Dollars below for an explanation of this operating metric.

LeapFrog Enterprises, Inc.

LeapFrog will report its 2010 fourth quarter and full year financial results in more detail and provide an outlook for 2011 on Thursday, February 10, 2011. In addition, the Company will be hosting an investor event in New York on Tuesday, February 15, 2011 to discuss its strategy and long-term opportunities and to demonstrate some of its 2011 products.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in four languages at major retailers in more than 44 countries around the world and in more than 100,000 classrooms across the United States. The company was founded in 1995 and is based in Emeryville, California. NOTE: LEAPFROG and the LeapFrog logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale, or POS, dollars is a non-audited operating metric that represents a measure of U.S. retailers’ sales of LeapFrog products to consumers. Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue. The point-of-sale data, based on retail prices, is provided to LeapFrog by retailers and also includes sales through online retailers and our online retail store at LeapFrog.com. LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers. LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts. Results for full year retail point-of-sale dollars are for the 52-weeks ended January 1, 2011, the 52-weeks ended January 2, 2010, and the 52-weeks ended January 3, 2009. Results for nine month retail point-of-sale dollars are for the 39-weeks ended October 2, 2010 and the 39-weeks ended October 3, 2009.

Forward-Looking Statements

This news release contains forward-looking statements, which relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential,” “continue,” “or the negative of these terms or other comparable terminology. Such forward-looking statements include statements regarding anticipated financial results (including anticipated sales, sales growth, profitability, earnings, net income, POS dollars, and the efficiency of our operating structure), the strength of our product portfolio and innovative product pipeline, opportunities to expand our business internationally and our belief that these will improve the profitability of our business. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including risks related to highly changeable consumer preferences and toy trends, our ability to achieve anticipated sales levels, particularly with respect to newly-launched

LeapFrog Enterprises, Inc.

products, the overall economic environment and its effect on retail business, the seasonality of our business, introductions of products that compete with our platforms, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, and our ability to provide high-quality experiences to consumers with all of our products and services. These risks and other factors include those listed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2009 annual report on Form 10-K filed on February 22, 2010 and our quarterly report on Form 10-Q filed on November 2, 2010. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements or the timing of any events. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors: Karen Sansot Investor Relations (510) 420-4803 ksansot@leapfrog.com	Media: Rebecca Weill Media Relations (510) 596-5468 rweill@leapfrog.com